Exhibit 99.2

Cellular Biomedicine Group Announces Closing of $10 Million Private Placement Offering

PALO ALTO, California, June 20, 2014/GlobeNewswire/-- Cellular Biomedicine Group, Inc. (Nasdaq:CBMG) (the “Company”), a biomedicine firm engaged in the development of new treatments for degenerative and cancerous diseases, today announced the closing of a private placement transaction under which it sold an aggregate of 1,492,537 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to selected private investors (the “Investors”) at $6.70 per share, for total gross proceeds of approximately $10 Million.

The Investors were led by veteran Hong Kong investment banker Mr. Francis Leung, who stated, “I am looking forward to working with CBMG’s management team in realizing their vision of leveraging cell technology to improve people’s lives.  I am committed to the Company and confident that their clinical trials will eventually benefit millions of people in China and abroad.”

Mr. Leung has over 30 years of experience in investment banking, in particular, the field of corporate finance involving capital raising, mergers and acquisitions, corporate restructuring and other general financial advisory activities, and principal investments in Hong Kong and the PRC. He is currently the Chairman (Greater China) and a managing partner of CVC Asia Pacific. On a personal basis, Mr. Leung is a seasoned growth capital investor.

Net proceeds from the financing will be primarily used for ongoing clinical trials, working capital and potential acquisitions of strategic assets.

For a complete description of the private placement and all related documents, please refer to the Company's Form 8-K that will be filed in connection with the transaction.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers.  Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility in China, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com